Exhibit 4.2.2

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

FIRST AMENDMENT, dated as of February 25, 2003 (this “Amendment”), to the Loan and Security Agreement, dated as of January 6, 2003, by and among, on the one hand, the lenders identified on the signature pages thereof (each a “Lender” and collectively, the “Lenders”), FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, NUMATICS, INCORPORATED, a Michigan corporation (“Parent”), each of Parent’s domestic Subsidiaries identified on the signature pages thereof (together with Parent, each a “U.S. Borrower”, and collectively, the “U.S. Borrowers”), NUMATICS LTD., a corporation organized under the laws of Canada (“Canadian Borrower”), and NUMATICS GMBH, a corporation organized under the laws of Germany (“German Borrower” and together with the U.S. Borrowers and the Canadian Borrower, each a “Borrower” and collectively, the “Borrowers”).

WHEREAS, the Borrowers, the Agent and the Lenders are willing to amend the Loan Agreement;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Loan Agreement.

2. New Definitions. The following definition of the term “Note Repurchase Escrow Agreement” is hereby added to Section 1.1 of the Loan Agreement:

“‘Note Repurchase Escrow Agreement’ has the meaning set forth in Section 2.2(c)(iii).”

3. Term Loans. Section 2.2(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(c) Subject to the terms and conditions of this Agreement, including the following terms and conditions, each Lender with a Term Loan C Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan C”) to U.S. Borrowers in an aggregate principal amount equal to such Lender’s Pro Rata Share of the Term Loan C Amount:

(i) Any amounts drawn under the Term Loan C must be drawn during a 30 consecutive day period, commencing on the date of the first drawing under the Term Loan C, within 6 months of the Closing Date and shall not exceed the Term Loan C Commitment (it being understood that amounts borrowed during such 30 consecutive day period may be repaid and, subject to Section 3.3(e), reborrowed at any time during such 30 consecutive day period).

(ii) Each Borrowing of the Term Loan C shall be made by an irrevocable written request by an Authorized Person delivered to Agent not later than 10:00 a.m. (California time) 2 Business Days prior to the date that is the requested Funding Date (or such shorter period as the Agent and the Lenders with a Term Loan C Commitment are willing to accommodate from time to time), (A) specifying (1) the amount of such Borrowing and (2) the requested Funding Date, which shall be a Business Day and (B) certifying that the Parent has entered into an agreement with certain of the noteholders to purchase their Subordinated Notes with the proceeds of such Borrowing.

(iii) Each Borrowing of the Term Loan C shall be (A) funded into an escrow account established pursuant to that certain Escrow Agreement, dated as of February 21, 2003 (the “Note Repurchase Escrow Agreement”), by and between the Parent and Deutsche Bank Trust Company Americas and (B) to the extent not used to repurchase Parent’s Subordinated Notes in accordance with Section 7.8(a) within 4 Business Days of the Funding Date thereof, repayed to the Agent for application to the outstanding principal amount of the Term Loan C.

(iv) Subject to Section 3.6, U.S. Borrowers may at any time prepay all or a portion of the Term Loan C, provided that (other than in connection with a repayment of the Term Loan C pursuant to clause (iii) above) (A) no Event of Default shall have occurred and be continuing or would result from such prepayment, (B) the outstanding principal amount of the Term Loan A has been paid in full, and (C) immediately after giving effect to such prepayment, Borrowers have Excess Availability of not less than $5,000,000.

(v) The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan C shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.

(vi) All amounts outstanding under the Term Loan C shall constitute Obligations.

(vii) Any principal amount of the Term Loan C repaid or prepaid (other than in connection with a repayment of the Term Loan C pursuant to clause (iii) above) may not be reborrowed.”

4. Conditions Precedent to All Extensions of Credit. Section 3.3(e) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(e) in the case of each and every funding of the Term Loan C, (i) Borrowers shall (A) have Excess Availability of not less than $5,000,000 and (B) be in compliance with the financial covenants set forth in Section 7.20 on a pro forma basis, in each case, after giving effect to such funding of the Term Loan C and all other extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers under this Agreement and the other Loan Documents, (ii) Borrowers shall have paid any fees then payable pursuant to the Fee Letter and any Lender Group Expenses then due and payable (it being understood that the Term Loan C Funding Fee set forth in Paragraph 6 of the Fee Letter shall be non-refundable, fully earned and payable in full on the date of the initial funding of the Term Loan C), (iii) no Term Loan C Deficit or U.S. Advance Deficit exists, after giving pro forma effect to such funding of the Term Loan C, (iv) such funding shall have occurred within 30 consecutive days of the initial funding of the Term Loan C, (v) Parent shall have entered into the Note Repurchase Escrow Agreement and such funding shall be made into an escrow account established pursuant thereto, and (vi) Lenders with a Term Loan C Commitment shall be satisfied that the Borrowers will use the proceeds of the Term Loan C for the repurchase of Parent’s Subordinated Notes in accordance with Section 7.8(a) within 4 Business Days of the Funding Date thereof (it being understood that any portion of the Term Loan C not so used shall be repayed to the Agent for application to the Obligations in accordance with Section 2.2(c)(iii)).”

5. Payments, Prepayments and Amendments. Section 7.8(a) of the Loan Agreement is hereby amended by deleting clause (F) of the proviso therein and substituting in lieu thereof the following:

“(F) within 2 Business Days of the repurchase thereof, all Subordinated Notes so repurchased shall be deposited into a Securities Account that is subject to a Control Agreement (it being understood that, so long as no Default or Event of Default shall have occurred and be continuing, Parent may receive and retain any and all interest payments paid in respect of the Subordinated Notes so repurchased).”

6. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Lenders is hereafter referred to as the “Amendment Effective Date”):

(a) The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Amendment Effective Date shall be true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date).

(b) No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date, or result from this Amendment becoming effective in accordance with its terms.

(c) The Agent and the Lenders shall have executed this Amendment and received a counterpart of this Amendment, which bears the signature of each Borrower.

7. Representations and Warranties. Each Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) The representations and warranties herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Amendment Effective Date are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such date).

(b) No Default or Event of Default has occurred and is continuing or would result from this Amendment becoming effective in accordance with its terms.

(c) Each Borrower (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment and to perform the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified could not be expected to have a Material Adverse Change.

(d) The execution, delivery and performance by each Borrower of this Amendment and the performance by each Borrower of the Loan Agreement, as amended by this Amendment, (i) have been duly authorized by all necessary action, and (ii) do not and will not contravene such Borrower’s Governing Documents.

(e) The execution, delivery, and performance by each Borrower of this Amendment and the performance by each Borrower of the Loan Agreement, as amended by this Amendment, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(f) This Amendment and the Loan Agreement, as amended by this Amendment, when executed and delivered by each Borrower will be the legally valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with their respective terms.

8. Miscellaneous.

(a) Continued Effectiveness of the Loan Agreement. Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agent or the Lenders under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(c) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d) Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

(e) Costs and Expenses. The Borrowers agree to pay on demand all fees, costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment and any other related agreements, instruments and documents.

(f) Amendment as Loan Document. Each Borrower hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement if any representation or warranty made by any Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made.

(g) No Waiver. This Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Loan Agreement or any other Loan Document and the Agent and the Lenders expressly reserve all of their rights and remedies under the Loan Agreement and the other Loan Documents, under applicable law or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:

NUMATICS, INCORPORATED
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Vice President

MICRO-FILTRATION, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATION, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATECH, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

ULTRA AIR PRODUCTS, INC.
a Michigan corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

MICROSMITH, INC.
an Arizona corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

EMPIRE AUTOMATION SYSTEMS, INC.
a New York corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATICS LTD.
a Canadian corporation

By:	/s/ Robert P. Robeson
Name:	Robert P. Robeson
Title:	Secretary

NUMATICS GMBH
a German corporation

By:	/s/ John H. Welker
Name:	John H. Welker
Title:	General Manager

AGENT AND LENDER:

FOOTHILL CAPITAL CORPORATION
a California corporation, as Agent and as Lender

By:	/s/ Vincent J. Egan, Jr.
Name:	Vincent J. Egan, Jr.
Title:	Vice President

LENDERS:

ABLECO FINANCE LLC
a Delaware limited liability company, as a Lender

By:	/s/ Kevin P. Genda
Name:	Kevin P. Genda
Title:	Senior Vice President

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
a Delaware limited partnership, as a Lender

By:	Highbridge/Zwirn Capital Management, LLC,
its General Partner

By:	/s/ Daniel P. Zwirn
Name:	Daniel P. Zwirn
Title:	Managing Member

LASALLE BUSINESS CREDIT, LLC
a Delaware limited liability company, as a Lender

By:	/s/ Dale P. Grzenia
Name:	Dale P. Grzenia
Title:	First Vice President